EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of K•Swiss Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of K•Swiss Inc. on Forms S-8 (File No. 33-36505, effective August 23, 1990, File No. 33-77258, effective April 4, 1994, File No. 33-95650, effective August 10, 1995, File No. 333-79641, effective May 28, 1999, File No. 333-91864, effective July 3, 2002, File No. 333-122955, effective February 23, 2005 and File No. 333-159442, effective May 22, 2009) and on Forms S-3 (File No. 333-37895, effective October 17, 1997 and File No. 333-60043, effective August 5, 1998).

/s/ GRANT THORNTON LLP

Los Angeles, California
February 26, 2013